Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 26, 2022, relating to the financial statements of e.l.f. Beauty, Inc. and the effectiveness of e.l.f. Beauty, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of e.l.f. Beauty, Inc. for the year ended March 31, 2022.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA

May 27, 2022